April 15, 1996

Dear Stockholders:

        You are cordially invited to the Annual Meeting of Stockholders of Scan-Optics, Inc., scheduled to be held Wednesday, May 15, 1996, at the Company's offices at 169 Progress Drive, Manchester, Connecticut, commencing at 1:30 p.m. Your Board of Directors and management look forward to meeting you personally.

        At the Meeting you will be asked to elect two directors, to approve an amendment to the Scan-Optics, Inc. 1990 Stock Option Plan for Outside Directors, to appoint independent auditors for the fiscal year ending December 31, 1996 and to transact such other business as may properly be brought before the Meeting.

        In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the stockholders. Important information is contained in the accompanying proxy statement which you are urged to read carefully.

        Regardless of the number of shares you own, it is important that they are represented and voted at the Meeting, whether or not you plan to attend. Accordingly, you are requested to mark, sign, date and return the enclosed proxy in the envelope provided at your earliest convenience.

        Your interest and participation in the progress of the Company are greatly appreciated.


                                                            Sincerely,


                                                            Richard I. Tanaka
                                                            CHAIRMAN OF THE
                                                            BOARD AND
                                                            CHIEF EXECUTIVE
OFFICER

SCAN-OPTICS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        The Annual Meeting of Stockholders of Scan-Optics, Inc. (the "Company") will be held at the Company's offices at 169 Progress Drive, Manchester, Connecticut, on Wednesday, May 15, 1996 at 1:30 p.m. (EDT) to consider and take action on the following items:

        1. To elect two directors to serve until the Annual Meeting of Stockholders in 1999;

        2. To approve an amendment to the Scan-Optics, Inc. 1990 Stock Option Plan for Outside Directors;

        3. To appoint independent auditors for the fiscal year ending December 31, 1996; and

        4. To transact such other business as may properly come before said meeting or any adjournment thereof.

        Only holders of Common Stock at the close of business on April 5, 1996 are entitled to notice of and to vote at the meeting or any adjournment thereof. A list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for ten days prior to the meeting at the offices of the Company, 22 Prestige Park Circle, East Hartford, Connecticut.

                                             By Order of the Board of Directors

                                             William H. Cuddy
                                             SECRETARY

East Hartford, Connecticut
April 15, 1996


        YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE.

                             SCAN-OPTICS, INC.

                         22 PRESTIGE PARK CIRCLE

                    EAST HARTFORD, CONNECTICUT  06108


                           PROXY STATEMENT


        This statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders of Scan-Optics, Inc., a Delaware corporation, to be held at the Company's offices at 169 Progress Drive, Manchester, Connecticut, on Wednesday, May 15, 1996 at 1:30 p.m.

        The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of the Company.

        The cost of soliciting proxies on the accompanying form has been or will be borne by the Company. In addition to solicitation by mail, the Company will request banks, brokers and other custodians, nominees, and fiduciaries to send proxy material to the beneficial owners and to secure their voting instructions, if necessary. The Company will reimburse them for their expenses in so doing. Directors, officers and regular employees of the Company, who will receive no compensation for their services other than their regular salaries, may solicit proxies personally, by telephone and by telegram from stockholders. These proxy materials are first being mailed to stockholders on or about April 15, 1996.

        A stockholder signing and returning a proxy on the enclosed form has the power to revoke it at any time before the shares subject to it are voted by notifying the Secretary of the Company in writing of such revocation, or by filing a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Properly executed proxies, not revoked, will be voted in accordance with the instructions contained thereon. Unless a contrary specification is made thereon, it is the intention of the attorneys named in the enclosed proxy to vote FOR the nominees for election to the Board of Directors, FOR the amendment to the 1990 Stock Option Plan for Outside Directors, and FOR the appointment of Ernst & Young LLP as auditors for the fiscal year ending December 31, 1996.

                       OUTSTANDING VOTING SECURITIES

        Only holders of Common Stock, $.02 par value ("Common Stock") at the close of business on April 5, 1996 are entitled to notice of and to vote at the meeting. On April 5, 1996, the record date, there were 6,940,351 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote per share.

             SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table sets forth certain information with respect to each person known to the Company to have beneficial ownership of more than 5% of a class of the Company's outstanding voting stock as of April 1, 1996. In preparing the following table, the Company relied on the information filed with the Securities and Exchange Commission pursuant to Section 13(d) or 13(g) of the Securities and Exchange Act of 1934, as amended, or information supplied to the Company by such person or the representative of such person. Each person listed below has sole voting and investment powers as to the shares the person beneficially owns, except as otherwise indicated.

                                                                    NUMBER
                                                                   OF SHARES

         NAME AND ADDRESS                TITLE OF                BENEFICIALLY          PERCENT
        OF BENEFICIAL OWNER             CLASS OWNED                  OWNED            OF CLASS

Dimensional Fund Advisors Inc.         Common Stock                  451,200(1)           6.5%
1299 Ocean Avenue
11th Floor
Santa Monica, CA  90401

The Killen Group, Inc.                 Common Stock                  779,600(2)          11.2%
1189 Lancaster Avenue
Berwyn, PA  19312

Edwin W. Schloss                       Common Stock                   44,200(3)           0.6%
52 Vanderbilt Avenue
New York, NY  10017

Walter J. Schloss                      Common Stock                   17,000(4)           0.2%
52 Vanderbilt Avenue
New York, NY  10017

Walter & Edwin Schloss                 Common Stock                  866,000(5)          12.5%
Associates, L.P.
52 Vanderbilt Avenue
New York, NY  10017



(1) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 451,200 shares of Common Stock as of December 31, 1995, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of The DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and the DFA Participating Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional has sole voting power as to 250,000 shares and sole dispositive power as to all such shares. Dimensional disclaims beneficial ownership of all such shares.

(2) The Killen Group, Inc. has discretionary trading authority over 779,600 shares of Common Stock owned by clients whose shares are included in the table.

(3) Edwin W. Schloss has sole voting and investment powers with respect to the 44,200 shares of Common Stock, which he individually owns. In addition, by reason of his position as one of the general partners of Schloss Management Company ("SMC") which is the general partner of Walter & Edwin Schloss Associates, L.P. ("Associates") (listed in the above table), Edwin W. Schloss may be deemed to have shared voting and investment powers with respect to the 866,000 shares of Common Stock owned by Associates, thereby increasing his beneficial ownership of the Common Stock to 910,200 shares, or 13.1% of the Common Stock outstanding.

(4) Walter J. Schloss has sole voting and investment powers with respect to the 17,000 shares of Common Stock, which he individually owns. In addition, by reason of his position as one of the general partners of SMC which is the general partner of Associates (listed in the above table), Walter J. Schloss may be deemed to have shared voting and investment powers with respect to the 866,000 shares of Common Stock owned by Associates, thereby increasing his beneficial ownership of the Common Stock to 883,000 shares, or 12.7% of the Common Stock outstanding. In addition, Walter J. Schloss from time to time possesses certain indicia of investment discretion over 29,000 shares of Common Stock held in the accounts of his clients, but he has no voting power, and he disclaims beneficial ownership, with respect to such shares. If he were deemed to have beneficial ownership of such 29,000 shares, his total beneficial ownership of the Common Stock would be 912,000 shares, or 13.2% of the Common Stock outstanding.

(5) Such entity may be deemed to have shared voting and investment powers with Walter J. Schloss and Edwin W. Schloss with respect to the shares owned by it. See footnotes 3 and 4 above.

    See "Election of Directors - Share Ownership of Management" for information on beneficial ownership of Common Stock by directors and officers of the Company.


                           GOVERNANCE OF THE COMPANY

        In accordance with the Company's By-Laws and the applicable laws of Delaware, responsibility for the management of the Company is vested in its Board of Directors. During 1995, the Board of Directors met eleven times. All directors attended at least 75% of the aggregate of the number of meetings of the Board of Directors and of committees of the Board on which they served.

        The Board has delegated responsibilities with respect to management compensation and employee stock option plans to the Stock Options and Executive Compensation Committee, responsibilities with respect to certain audit matters to the Audit Committee and responsibilities with respect to recommending candidates to serve on the Board to the Nominating Committee.

        The Stock Options and Executive Compensation Committee is composed of
E. Bulkeley Griswold (Chairman), Robert H. Steele and Lyman C. Hamilton, Jr. The Audit Committee is composed of Logan Clarke, Jr. (Chairman), Richard J. Coburn and E. Bulkeley Griswold. Richard Hodgson was chairman of the Audit Committee until his resignation from the Board of Directors on September 18, 1995. The Nominating Committee is composed of Messrs. Hamilton (Chairman), Coburn and Steele.

        The Stock Options and Executive Compensation Committee is responsible for reviewing and supervising all ordinary and incentive compensation payments and plans for certain officers of the Company and for approving grants of stock options to employees under the Company's employee stock option plans. During 1995, the Stock Options and Executive Compensation Committee met three times. The Audit Committee is responsible for reviewing the adequacy of financial controls and the adequacy and accuracy of financial reporting. The Audit Committee met twice during 1995. The Nominating Committee is responsible for screening and recommending candidates to serve on the Board. The Nominating Committee met once in 1995.

        Pursuant to the Company's By-Laws, nominations for directors may be made by any stockholder entitled to vote for the election of directors at the meeting who complies with the following notice procedures and who is a stockholder of record at the time of giving such notice. To be timely, a stockholder's notice must be delivered to or mailed to and received at the principal executive offices of the Company not less than 40 days nor more than 90 days prior to the meeting; provided, however, that if less than 50 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the meeting was mailed or the day on which such public disclosure was made. A stockholder's notice to the Secretary must set forth (a) as to each person the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended; (b) such person's written consent to being named in a proxy statement as a nominee and to serving as a director if elected; and (c) as to the stockholder giving the notice, (i) the name and address, as they appear on the Company's books, of such stockholder and any other stockholder known by such stockholder to be supporting such nomination and (ii) the class and number of shares of the Company which are beneficially owned by such stockholder. A stockholder making such a nomination must also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to such matter.

        Directors, other than those who are full-time employees of the Company or a subsidiary, each receive a monthly fee of $500 and additional fees of $500 per Board meeting attended and $300 per committee meeting attended; provided, however, that no fee is paid for attendance at any committee meeting or meetings held on the same day as a Board meeting nor is a director paid for attendance at more than one committee meeting held on a single day. Directors who are full-time employees of the Company receive no remuneration for serving on the Board of Directors or committees. Under the Scan-Optics, Inc. 1990 Stock Option Plan for Outside Directors, each non-employee director received an option to purchase 5,000 shares of Common Stock on June 12, 1990, the effective date of the plan, and on June 12, 1991, 1992, 1993, 1994 and 1995 at an exercise price per share equal to the fair market value of a share of Common Stock on the date of grant.


                           1. ELECTION OF DIRECTORS

        The Certificate of Incorporation of the Company provides for a Board of Directors which is divided into three classes, as nearly equal in size as possible, with one class elected each year for a three-year term, to hold office until the end of such term and until successors have been elected and qualified. Pursuant to the Certificate of Incorporation, the Board of Directors has determined that the Company will have six directors, two in the class whose term will expire in 1997, two in the class whose term will expire in 1998, and two in the class whose term will expire in 1999. At the 1996 Annual Meeting, two directors are to be elected to constitute the class whose term will expire in 1999.

        It is intended that the shares represented by the accompanying proxy will be voted for the election of E. Bulkeley Griswold and Robert H. Steele, unless the proxy indicates that authority to vote for such nominees is withheld. In case a nominee is unable or declines to serve, which the Board of Directors of the Company has no reason to expect, the attorneys named in the proxy intend to vote for another person designated by the Board of Directors.

        Under state law, votes withheld and broker non-votes are not counted votes cast in the election of directors.

        The following table sets forth the nominees for election at this meeting and each director continuing in office, their ages, business experience over at least the last five years, other directorships and period of time as a Director of the Company.

INFORMATION REGARDING NOMINEES AND CONTINUING DIRECTORS

Nominees for election to Class I at this meeting to terms expiring in 1999:

        MR. E. BULKELEY GRISWOLD, age 57, is Managing General Partner of MarketCorp Ventures L.P., a venture capital limited partnership with which he has been associated since 1984. Mr. Griswold is also a director of Bertucci's, and a director of a number of other privately held companies. He has been a Director since 1989.

        MR. ROBERT H. STEELE, age 57, is a Senior Vice President of the John Ryan Company, a banking services company. He was President of RHS Consulting from 1990 to 1991 and from 1985 to 1990 was Chairman and CEO of Dollar Dry Dock Bank. Mr. Steele is also a Director of Moore Medical Corp. and NLC Insurance Companies. He has been a Director since 1978.

Class III Directors whose present terms continue until 1997:

        MR. LYMAN C. HAMILTON, JR., age 69, is an Investment Manager and was formerly Chief Executive Officer and President of InterDigital Communications Corp., a specialized communications company, from 1993 to 1994. He had served as Chairman and Chief Executive Officer of Alpine PolyVision, Inc., a flat panel display manufacturer, from 1991 to 1993 and of Imperial Corporation of America, a financial services organization, from 1989 to 1990 and as Chairman and President of Tamco Enterprises, Inc., an investment company, from 1980 1989. He had previously served in various positions during a 17 year association at ITT Corporation including President during 1977 and Chief Executive Officer from 1978 to 1979. Mr. Hamilton is also a Director of Marine Management Systems, Inc. and Compuflex. He has been a Director since 1985.

        MR. RICHARD I. TANAKA, age 67, joined the Company in 1989 as Chairman of the Board, Chief Executive Officer and President. In January 1996, Mr. Tanaka relinquished the title of President. From 1987 to 1989 Mr. Tanaka was President of Lundy Electronics and Systems, Inc., a computer and communications product manufacturer. He has been a Director since 1989.

Class II Directors whose present terms continue until 1998:

        MR. LOGAN CLARKE, JR., age 68, is an Independent Management Consultant. He had previously served as acting President of Hartford College for Women from 1990 to 1991 and as Executive Vice President of Society for Savings, a savings bank, from 1986 to 1990. He has been a Director since 1981.

        MR. RICHARD J. COBURN, age 64, is Chief Executive Officer and President of Accent Color Sciences, Inc., a manufacturer of color printing systems. Previously he served as President of KCR Technology, Inc., a manufacturer of high-speed printers, from 1983 to 1991. Except for a short period in 1980, he has been a Director since 1968.

SHARE OWNERSHIP OF MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock as of April 1, 1996 of each director, nominee and executive officer named in the Summary Compensation Table contained elsewhere in this proxy statement.


              NAME                                          NUMBER OF SHARES
(1)
        Robert L. Bell ...........................................17,003
        Logan Clarke, Jr. ........................................30,600
        Richard J. Coburn ........................................41,200
        E. Bulkeley Griswold .....................................54,000
        Lyman C. Hamilton, Jr. ...................................32,000
        Clarence W. Rife .........................................56,384
        Robert H. Steele .........................................44,000 (2)
        Richard I. Tanaka .......................................192,078
        Michael J. Villano .......................................25,263


(1) Includes the following number of shares subject to options exercisable within 60 days of April 1, 1996: Robert L. Bell, 16,665 shares; Logan Clarke, Jr., 30,000 shares; Richard J. Coburn, 30,000 shares; E. Bulkeley Griswold, 30,000 shares; Lyman C. Hamilton, Jr., 30,000 shares; Clarence W. Rife, 43,000 shares; Robert H. Steele, 30,000 shares; Richard I. Tanaka, 189,460 shares, Michael J. Villano, 23,883 shares.

(2) Mr. Steele disclaims beneficial ownership of 6,500 shares of stock owned by his spouse, which shares are included in the table.

        No director beneficially owned more than one percent of the Common Stock, except Mr. Tanaka who beneficially owns 2.7% of the Common Stock outstanding. All directors and executive officers as a group (12 persons) beneficially owned 518,602 shares of the Company's Common Stock, including 448,008 shares subject to options exercisable within 60 days of April 1, 1996, which constituted 7.0% of the outstanding Common Stock as of that date.

EXECUTIVE COMPENSATION

        The following table sets forth information concerning the cash and non cash compensation paid by the Company to the CEO and the executive officers of the Company whose salary and bonus exceeded $100,000 in 1995 for services rendered in all capacities during the fiscal years ended December 31, 1995, 1994 and 1993.


SUMMARY COMPENSATION TABLE

                                                                LONG TERM
                                                              COMPENSATION
                                                                  AWARDS
                                                               SECURITIES
                                   ANNUAL COMPENSATION UNDERLYINGALL OTHER
     NAME AND                         SALARY       BONUS         OPTIONS
COMPENSATION
PRINCIPAL POSITION            YEAR      ($)         ($)            (#)             ($)(1)
Robert L. Bell                1995      115,000      0            5,000             5,575
Vice President-               1994      115,000      0                0             3,101
  Business Development        1993       43,125      0           25,000               397

Clarence W. Rife              1995      136,677      0           10,000             6,078
Vice President-               1994      119,403      0            6,000             4,342
  Customer Relations          1993      120,337      0            5,000             3,506

Richard I. Tanaka             1995      200,000      0                0            15,932
Chairman and CEO              1994      200,000      0                0            11,167
                              1993      200,000      0                0             9,500

Michael J. Villano            1995      106,250      0           10,000             5,172
Chief Financial Officer       1994       90,000      0           11,000             2,070
  and Vice President          1993       76,410      0            5,000               964

(1)     Includes employer match under the Company's Retirement Savings Plan, a section 401 plan under the Internal Revenue Code of 1986, as amended, the stock allocation under the Company's Employee Stock Ownership Plan and term life insurance premiums paid by the Company for the benefit of the executive officer.

                                  EXECUTIVE EMPLOYMENT AGREEMENT

        Under an employment agreement with Richard I. Tanaka, Chairman and Chief Executive Officer of the Company ( the "Employment Agreement"), Mr. Tanaka receives a base annual salary of $200,000, or such greater amount as the Board of Directors may from time to time determine, and incentive compensation not exceeding $200,000 per year, payable if certain management goals are met, as well as health and disability insurance benefits, life insurance in the face amount of $500,000, use of an automobile and certain other personal benefits. Mr. Tanaka's employment under the Employment Agreement terminates automatically upon death or after three months of disability and may also be terminated by the Company or Mr. Tanaka. Generally, upon termination, Mr. Tanaka or his beneficiary (as applicable) would be entitled to receive accrued and unpaid amounts under the Employment Agreement, unless termination was due to willful or reckless misconduct, gross negligence, misappropriation, fraud or embezzlement (Cause). Moreover, severance benefits consisting of one year's base salary and participation in the Company's health and disability plans are payable upon termination of Mr. Tanaka's employment by the Company without Cause prior to a change in control of the Company or termination of employment by Mr. Tanaka for certain reasons prior to a change in control.

                                  EXECUTIVE SEVERANCE AGREEMENTS

        The Company has adopted severance agreements for Executive Officers. These agreements require the Company to provide certain benefits to Executive Officers in the event of an involuntary termination of employment with the Company (except on account of death, disability or cause) or a voluntary termination of employment with the Company where good reason exists, in either case following a "change in control" of the Company. A "change in control" is defined as a change that would be required to be reported pursuant to the proxy regulations under the Securities Exchange Act of 1934, as amended, whether or not the Company is then subject to such reporting requirement. A "change in control" will also occur if any person or entity acquires 22% or more of the Company's outstanding securities, or if during any two-year period the directors on the Company's Board of Directors who were such at the beginning of the period and directors nominated or elected by a two-thirds majority of such directors cease to constitute a majority of the Board. The benefits to be provided in the event of an involuntary termination following a change in control are (1) a lump sum payment equal to the sum of (a) two and a half times the sum of the Executive Officers base pay and commission pay and two and a half times the preceding year's (or the second of third preceding year's if greater) executive incentive payments, (b) two and a half times the Company matching contribution to the Scan-Optics, Inc. Retirement Savings Plan that would be made if the Executive Officer deferred under such Plan four percent (or such higher percentage as my be eligible for matching contributions) of the amount of base pay, commission pay and incentive pay considered in (a) above, and (c) the value of all options to acquire Company common stock that will not become exercisable on account of the Executive Officer's termination, such lump sum payment being subject to certain federal income tax law limitations, and (2) the continuation of insurance coverage for a period of 24 months following termination. These benefits generally will be in addition to any other benefits that Executive Officers are entitled to receive from the Company.

                                   EXECUTIVE INSURANCE AGREEMENT

        Under an insurance agreement with Mr. Rife, the Company is obligated to provide certain benefits upon the happening of certain specified events. The principal obligations of the Company under the agreement consist of the following: (a) if Mr. Rife dies while in the employ of the Company but prior to attaining the age of 65, the Company is obligated to pay his beneficiary $50,000 per annum for each of the ten years following such death, with payment to commence in the year of death; (b) if he retires from the Company upon attaining the age of 65, or thereafter, the Company is obligated to pay him (or his beneficiary in the event that he dies during the retirement period) $50,000 per annum for each of the ten years following such retirement, with payment to commence in the year of retirement; (c) to provide for the adequate funding of its obligations under the agreement, the Company has purchased and is obligated to maintain at its expense an insurance policy on Mr. Rife's life in the face amount of $310,000; and (d) the Company has purchased and is obligated to maintain for the benefit of Mr. Rife, at the Company's expense, a disability income policy which would provide disability benefits to him in the amount of $2,500 per month. The agreement provides that payments under the disability policy shall commence six months after a determination of disability has been made and shall continue until Mr. Rife reaches the age of 65. The agreement provides for automatic termination if (a) Mr. Rife resigns or otherwise voluntarily terminates his employment other than by reason of disability or retirement upon attaining the age of 65 or (b) his employment is terminated by reason of gross misconduct.

                          OPTIONS GRANTED IN LAST FISCAL YEAR

        The following table sets forth information on options granted in 1995 to the executive officers listed in the Summary Compensation Table:

                                INDIVIDUAL GRANTS
                                 % OF TOTAL
                                   OPTIONS       EXERCISE

                     OPTIONS     GRANTED TO         OR                        GRANT DATE
                     GRANTED    EMPLOYEES IN    BASE PRICE     EXPIRATION    PRESENT VALUE
           NAME         #        FISCAL YEAR      ($/SH)          DATE           ($)(1)
Robert L. Bell         5,000        8.2            2.13         12/10/05         1.66
Clarence W. Rife      10,000       16.4            2.13         12/10/05         1.66
Richard I. Tanaka          0
Michael J. Villano    10,000       16.4            2.13         12/10/05         1.66


(1) Present value determination was made using a Black-Scholes option pricing model. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on the following assumptions:

                                      1.  Volatility            .639
                                      2.  Interest Rate        6.52%
                                      3.  Time to Exercise  10 years

        In general, options granted under the Company's Stock Option Plans vest in installments of one-third commencing one year after grant. The option exercise price is equal to the fair market value of a share of Common Stock on the date of grant. Options vest in full upon a reorganization, merger or consolidation in which the Company is not the surviving corporation and upon other specified events.

              AGGREGATED OPTIONS EXERCISES IN LAST FISCAL YEAR AND
                           FISCAL YEAR-END OPTIONS VALUES

        The following table summarizes options exercised during 1995 and presents the value of unexercised options held by the named executives at fiscal year-end:

                                                        NUMBER OF           VALUE*
                                                       SECURITIES             OF
                                                       UNDERLYING         UNEXERCISED
                           SHARES                      UNEXERCISED       IN-THE-MONEY
                          ACQUIRED         VALUE         OPTIONS            OPTIONS
                         ON EXERCISE     REALIZED*      AT FISCAL          AT FISCAL
          NAME               (#)            ($)         YEAR-END           YEAR-END

Robert L. Bell                 0            0           16,665 (1)       $47,912 (1)
                                                        13,335 (2)       $38,338 (2)

Clarence W. Rife               0            0           43,000 (1)      $123,625 (1)
                                                        12,000 (2)       $34,500 (2)

Richard I. Tanaka              0            0          189,640 (1)      $545,215 (1)

Michael J. Villano             0            0           23,883 (1)       $68,664 (1)
                                                        13,667 (2)       $39,293 (2)

(1)     Exercisable
(2)     Unexercisable
 * Values are calculated by subtracting the exercise or base price from the fair market value of the Common Stock as of the exercise date.



Note: A graphical presentation of the data below was printed as part of the 1996 Proxy.

                                         PERFORMANCE GRAPH


                            COMPARISON OF FIVE YEAR CUMULATIVE RETURN*
                          AMONG SCAN-OPTICS, INC., THE RUSSELL 2000 INDEX
                     AND THE NASDAQ COMPUTER & DATA PROCESSING SERVICES INDEX

                              CUMULATIVE TOTAL RETURN

                                         12/90   12/91  12/92   12/93  12/94   12/95


Scan-Optics, Inc.            SOCR         100     300     218    364     409    209
Russell 2000                 IR20         100     146     173    206     202    260
NASDAQ Computer & DP         INAD         100     202     217    230     279    425

*$100 invested on 12/31/90 in stock or index - including reinvestment of dividends.
Fiscal year ending December 31.

                 REPORT OF THE STOCK OPTIONS AND EXECUTIVE COMPENSATION
COMMITTEE

        The Stock Options and Executive Compensation Committee is responsible for making recommendations to the full Board with respect to the compensation of the Company's Chief Executive Officer and other Executive Officers of the Company, and with respect to long-and short-term incentive compensation awards. It also makes grants under the Company's stock option plans for employees. The members of the Stock Options and Executive Compensation Committee are E. Bulkeley Griswold (Chairman), Robert H. Steele and Lyman C. Hamilton, Jr. All members are non-employee directors, and none has any direct or indirect material interest in or relationship with the Company outside of his position as director.
        The Company's executive compensation program is divided into four parts: base salary, bonus, commissions, and stock options. Actual salary changes are based on performance. Bonus awards for Executive Officers are based on the Company meeting specified goals, which are described below.
        Sales volume and service revenue are important factors in the Company's success. Therefore, commissions constitute a significant portion of the compensation of those executives who have direct responsibility for sales and service. In 1995, commission payments for Mr. Rife, the executive with significant service responsibilities, constituted approximately 15% of cash compensation.
        Stock compensation in the form of stock options is meant to align interests of top management with that of shareholders. The Committee has the authority to determine the individuals to whom stock options are awarded, the terms at which option grants shall be made and the number of shares subject to each option.
        Compensation of the Company's Chief Executive Officer is a combination of base salary and incentive bonus awards, both cash, and stock options. The amount of the bonus for 1995 was based entirely on quantitative objectives, the Company meeting specified pre-tax earnings targets, as more fully described below.
        The Committee meets with the Chief Executive Officer to evaluate the performance of other executive officers and meets in the absence of the Chief Executive Officer to evaluate his performance. The Committee reports the results of all evaluations to the full Board.
        The Committee's overall objective in its discussions of compensation is to reward performance in a manner that is competitive with comparable companies and which provides incentives to managers to produce steadily improved results.
        In July 1994, after extensive deliberation, the Committee adopted a new cash bonus and contingent stock option program for executives. Under this program, bonus awards and option grants subsequent to July 1994 for Executive Officers, including the Chief Executive Officer, were contingent on the Company meeting specified pre-tax earnings targets. These pre-tax earnings targets were approved by the full Board. Bonus eligibility for 1995 commenced with the achievement of 70% of the earnings goals with awards to be in proportion to the total achieved. Contingent stock options were to be earned on the same basis as cash bonus awards.
        The Company failed to achieve the pre-tax earnings goals established by the Board for the 1995 bonus and contingent stock option program and, therefore, no bonus payments are to be made in 1996 for 1995 performance and no contingent stock options were earned for 1995. Although the specific quantitative objectives for 1995 were not achieved, the Committee nevertheless determined to make special option grants to certain Executive Officers and other employees in late 1995 in order to recognize outstanding efforts in the domestic and international sales, service and administrative areas.
                                              STOCK OPTIONS AND
                                              EXECUTIVE COMPENSATION COMMITTEE

                                              E. Bulkeley Griswold, Chairman
                                              Lyman C. Hamilton, Jr.
                                              Robert H. Steele

                               CERTAIN TRANSACTIONS

        During 1995, legal services were rendered to the Company by a law firm of which William H. Cuddy, Secretary of the Company, is a partner.

                 2. APPROVAL OF THE AMENDMENT OF THE SCAN-OPTICS, INC.
                   1990 STOCK OPTION PLAN FOR THE OUTSIDE DIRECTORS

        The Board of Directors has adopted an amendment to the 1990 Stock Option Plan for Outside Directors (the "Plan"), increasing the number of shares to be issued under the 1990 plan from 200,000 shares to 400,000 shares (an increase of 2.9% of the class issued and outstanding and extending the date after which no options may be granted) under the Plan from June 12, 1996 to May 15, 2006. The following discussion is a summary of the 1990 Plan and the proposed amendment.

        PURPOSE. The purpose of the Plan is to attract and retain the continued services of non-employee directors of the Company with the requisite qualifications and to encourage such directors to secure or increase on reasonable terms their stock ownership in the Company.

        ADMINISTRATION. The Plan will be administered by the Stock Options and Executive Compensation Committee (the "Committee"). Each member of the Committee must be a disinterested person under Rule 16b-3. The Committee will have the authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations with respect to the administration of the Plan. The Committee, however, will have no discretion to determine the non-employee directors who will receive options, the number of shares subject to options, the terms upon which the times at which or the periods within which shares may be acquired of the options may be acquired and exercised.

        SHARES SUBJECT TO OPTIONS. If this Proposal 2 is adopted by the shareholders, the stock subject to options will be shares of the Company's Common Stock in an amount not to exceed an aggregate of 400,000 shares, subject to adjustment to prevent dilution in the event of stock splits, stock dividends or other changes in the Company's capitalization. Such shares may be treasury shares or authorized but unissued shares. If any outstanding option expires or terminates prior to its exercise in full, the shares of Common Stock allocable to the unexercised portion of such option will become available for the grant of other options.

        ELIGIBILITY. Options may be granted only to members of the Board of the Company who are not otherwise employees of the Company or any of its subsidiaries on the date of grant and have not been employees of the Company or subsidiaries at any time since the beginning of the preceding fiscal year. Currently, five persons are to participating in the Plan.

        GRANT OF OPTIONS.   Under the Plan as amended, a director will receive
automatic grants of options to purchase 5,000 shares of Common Stock on each anniversary of that date. Directors who are newly elected to the Board at an annual meeting of the stockholders will receive an automatic grant of an option to purchase 5,000 shares of Common stock on the first anniversary of the date of such election. Such automatic grant, however, will not be made if the director is not a participant on the applicable date or of the number of shares available for grant under the Plan is not sufficient to make the automatic grants required to be made pursuant to the Plan on the applicable date.

        OPTION PRICE. The per share price to be paid by a participant upon the exercise of an option will be equal to the fair market value of a share of the Common Stock on the date of grant. On April 1, 1996, the closing sale price of the Common Stock on the NASDAQ National Market System was $3.50 per share.

        EXERCISE OF OPTIONS. No option may be exercised until six months after it is granted, except as provided below. Options are exercisable for a period of ten years from the date of the granting thereof. The number of shares which may be purchased at any one time shall be 100 shares, a multiple thereof or the total number at the time purchasable under the option. The exercise price is payable in cash or by certified check, bank draft or postal or express money order. No option may be assigned or transferred except by will and/or by the laws of the descent and distribution and may be exercised during the life of any participant only by the participant. If a participant dies or becomes disabled, all options held by the participant which have not yet become exercisable will become immediately exercisable.

        TERMINATION.   Except as otherwise provided in the following sentences,
if a participant terminates service as a director for any reason, any outstanding option held by the participant will terminate on the earlier of the date on which the option would otherwise expire or 90 days after such termination. If a participant's service as a director is terminated by disability or death, the participant or the representative of the participant's estate or his beneficiaries to whom the option has been transferred will have the right during the period commencing on the date of the participant's disability or death and ending one year after such termination to exercise any then outstanding options. If a participant's service as a director is terminated for cause, any outstanding option held by the participant will terminate as of the date of such termination for cause.

        STOCKHOLDER RIGHTS. A participant entitled to shares as the result of the exercise of an option will not be deemed to be or have rights as a stockholder of the Company except to the extent a stock certificate is issued for such shares and then only from the date the certificate is issued.

        AMENDMENT; DURATION OF PLAN. The Board of Directors of the Company may suspend or discontinue the Plan or revise it or amend it in any respect whatsoever; provided, however, that any amendment requiring stockholder approval under Rule 16b-3 shall not be made without the further approval of the holders of at least a majority of the outstanding shares of Common Stock.
Under Rule 16b-3 as currently in effect, stockholder approval would be necessary if the Board (a) increased the aggregate number of shares which may be issued under options pursuant to the provisions of the Plan (except for adjustment provisions); (b) increased the maximum term of outstanding options;
(c) changed the class of employees eligible to receive options; or (d) otherwise materially increased the benefits accruing to participants under the Plan. Additionally, the Plan provides that the provisions of the Plan relating to eligibility, the Committee, and the timing, amount and certain other terms of grants may not be amended more than once every six months. No such suspension, discontinuance, revision or amendment of the Plan may affect a previously granted option without the holder's consent, unless necessary to comply with applicable law.

        Unless sooner terminated by the Board, the Plan will remain in effect for a period of five years after the effective date of the Plan. No options may be granted after the termination of the Plan.

        FEDERAL INCOME TAX CONSEQUENCES. Except as described below, upon the exercise of an option, an optionee will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the option price. Any gain or loss recognized by the optionee on the subsequent disposition of the stock will be capital gain or loss.

        Optionees who are subject to Section 16(b) of the 1934 Act, will generally not recognize ordinary compensation income until the earlier of the date of disposition of the stock or six months after the date of exercise.
Such ordinary compensation income will be measured by the excess of the fair market value of the shares of Common Stock with respect to which the option is exercised, on the date income is recognized, over the option price. Such optionee may, however, within 30 days after the transfer to the optionee of the shares acquired pursuant to the exercise of an option, file an election with the Internal Revenue Service to have the amount of such ordinary compensation income determined as if the optionee were not subject to Section 16(b).

        The Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as an optionee is required to recognize ordinary compensation income as described above. To the extent that an employee recognizes capital gain as described above, the Company will not be entitled to a deduction for federal income tax purposes.

        VOTE REQUIRED. The affirmative vote of the holders of a majority of the voting power of the outstanding shares of the Common Stock is required for the approval and effectiveness of the Plan. Abstentions and broker non-votes are not counted in determining a majority vote.

        RECOMMENDATION OF THE BOARD OF DIRECTORS. The Company's non-employee directors would receive a benefit by the adoption of the Plan and, therefore, have an interest in the Plan. The Board of Directors believes, however, that adoption of the Plan would also be in the best interests of the Company and its stockholders because it will enhance the Company's ability to attract and retain qualified persons to serve as outside directors. Therefore, the Board of Directors unanimously recommends that the stockholders vote for Proposal 2 to approve the amendment to the 1990 Plan.


                          3. APPOINTMENT OF INDEPENDENT AUDITORS

        The Board of Directors recommends that proxies be voted in favor of the appointment of Ernst & Young LLP, certified public accountants, as independent auditors for the fiscal year ending December 31, 1996. Ernst & Young LLP has been the Company's independent auditor since 1979.
        Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting where they will have an opportunity to make a statement if they desire to do so and are expected to be available to answer appropriate questions.


                                   4. OTHER BUSINESS

        The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those set forth in the Notice of Annual Meeting of Stockholders. However, if any other matters properly come before such meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies on such matters in accordance with their judgment.


                              STOCKHOLDER PROPOSALS

        Pursuant to the Company's By-Laws, only such business shall be conducted, and only such proposals shall be acted upon, at an annual meeting as shall be brought before the meeting by or at the direction of the Board of Directors or by a stockholder who has given timely and proper notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed to and received at the principal executive offices of the Company not less than 40 days nor more than 90 days prior to the scheduled annual meeting; provided, however, that if less than 50 days' notice or prior public disclosure of the date of the annual meeting is given or made, notice by the stockholder to be timely must be so delivered or received not later than close of business on the tenth day following the earlier of the day on which such notice of the date of the annual meeting was mailed or the day on which such public disclosure was made. A stockholder's notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the proposal and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Company's books, of the stockholder, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder and (iv) any material interest of the stockholder in such proposal.

        Stockholder proposals intended to be presented at the Annual Meeting of Stockholders in 1997 must be received by the Company no later than December 14, 1996 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to the Annual Meeting of Stockholders in 1997. Any such proposal must comply with Rule 14a-8 promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

                                                            WILLIAM H. CUDDY
                                                            Secretary

April 15, 1996